Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of May 23, 2013 (this “Agreement”), by and among MICHAEL KORS (USA), INC., a Delaware corporation having its principal executive offices in New York County, New York (the “Corporation”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands corporation having its registered office in Road Town, Tortola, British Virgin Islands (“MKHL”) and MICHAEL D. KORS, a resident of New York, New York (“Kors”).

IT IS AGREED AS FOLLOWS:

1. Term. The Corporation agrees to employ Kors, and Kors agrees to serve the Corporation, for a term (the “Term”) that began on January 29, 2003 and ending as provided herein, upon the terms and conditions set forth herein.

2. Offices and Positions; CEO Consultation. Throughout the Term, Kors shall have the title of Honorary Chairman of the Board and Chief Creative Officer of the Corporation and MKHL shall use its best efforts to cause Kors to be appointed or elected, as the case may be, to the Boards of Directors of the Corporation (the “Board”) and MKHL. During the Term, MKHL shall consult with Kors regarding the hiring of any Chief Executive Officer (or equivalent executive officer) of MKHL or the Corporation.

3. Duties.

(a) Throughout the Term, Kors shall devote substantially all of his business time exclusively to the business of the Corporation and its affiliates to design collections of apparel, accessories and related products as needed by the Corporation and its affiliates and to promote the business and affairs of the Corporation and its affiliates. It is agreed and understood that, during the Term, Kors will have creative and aesthetic control of the products produced and sold under or bearing the “MICHAEL KORS” trademark and any variation of such name and the initials of such name in whatever form or style and all related trade names, copyrights, logos and similar rights (the “Marks”), including exclusive control of the design of such products; provided, that this sentence shall not apply to any attempted exercise by Kors of the foregoing rights that is not commercially reasonable.

(b) Throughout the Term, Kors shall not, without the prior written consent of the Corporation, directly or indirectly, render services to or for any other person or firm whether or not for compensation or engage in any activity that, in either case, is in competition with the business of MKHL, the Corporation or any other subsidiary of MKHL (MKHL and its subsidiaries collectively, the “MK Group”); provided, however, that Kors may participate in charitable activities not inconsistent with the intent of this Agreement. The making of passive personal investments shall not be prohibited hereunder. For the avoidance of doubt, the parties agree that, subject to Section 3(a), Kors may render services with respect to the television show “Project Runway” and that such services are not in competition with the business of MKHL, the Corporation or any other subsidiary of MKHL for the purposes of this paragraph. In addition, subject to Section 3(a), Kors may participate in literary, theatrical or artistic activities, but only if and to the extent that the Corporation shall have determined in advance (in its reasonable discretion) that such activities would not be detrimental to the Marks.

4. Compensation.

(a) Throughout the Term, the Corporation shall pay to Kors a salary (the “Base Salary”) at the rate of $2,500,000 per annum, payable in periodic installments in accordance with the Corporation’s customary payroll practices. Effective with the Corporation’s fiscal year which ends on April 2, 2011, and for each complete fiscal year during the Term (or, on a prorated basis for any period representing less than a full fiscal year), Kors, as additional compensation hereunder, shall be entitled to receive a bonus equal to 2.5% of MKHL’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for such fiscal year of the Term, up to a maximum bonus of $5,000,000 for any fiscal year (the “Bonus Payment”). Such Bonus Payment shall be payable in a single lump sum cash payment within thirty (30) days of the determination of EBITDA, and shall be paid at such time that the Corporation generally makes bonus payments to its executives; provided, however, that in any event such Bonus Payment shall be paid during the calendar year in which the applicable fiscal year has ended. EBITDA for any fiscal year shall be determined, and certified, by the accounting firm that regularly performs the audit functions for MKHL, whose determination shall be final and binding on the parties. Such determination shall be made in accordance with applicable generally accepted accounting principles.

(b) In addition to what is required pursuant to Section 5, the Corporation may pay, but shall have no obligation to pay, to Kors such additional compensation in the form of bonuses, fringe benefits or otherwise in such amounts and at such times as the Compensation Committee of the Board of MKHL (the “Compensation Committee”) shall from time to time determine in its sole and absolute discretion.

(c) In the event that following the IPO, the compensation payable to you hereunder becomes (or is reasonably likely to become) subject to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the application of any applicable transition period under Section 162(m) of the Code and the regulations promulgated thereunder, the parties agree to negotiate in good faith to implement as promptly as possible such revisions to the structure (including the timing, form and type) of such compensation so as to achieve to the greatest extent possible full tax deductibility of such compensation under Section 162(m) of the Code; provided, however, that in no event shall any such revisions result in a reduction in the aggregate amount of compensation otherwise contemplated to be payable to Kors hereunder or otherwise cause Kors to incur any tax, penalty or interest charge under Section 409A of the Code.

5. Benefits.

(a) In addition to the compensation described in Section 4, during the Term, Kors shall be entitled to the following:

(i) Kors shall be entitled to participate in all Corporation employee benefit plans (to the extent Kors is eligible therefor), including, without limitation, any health and retirement plans (but, except as otherwise provided in this Agreement or as determined by the Compensation Committee of the Board, excluding bonus and equity-based plans), in each case subject to any applicable laws which shall be in effect from time to time and on the same basis as is available to the other senior officers of the Corporation. If any such benefit plan shall be unavailable to Kors by reason of his nationality or residence, the Corporation shall use it best efforts to provide a substantially equivalent benefit, through another source, at its expense.

(ii) The Corporation shall provide the health and medical insurance coverage referred to in Section 5(a)(i) above at its own cost without contribution from Kors. The Corporation also shall pay during the Term the premiums on (A) the whole life insurance policy (the “Whole Life Policy”) currently in place on the life of Kors and (B) the $500,000 term life insurance policy (the “Term Life Policy”) currently in place on the life of Kors, both of which policies are owned by Kors. Upon termination of this Agreement, the Corporation shall cease to pay premiums on the Whole Life Policy and the Term Life Policy and Kors shall thereafter be solely responsible for the payment of any premiums on both such policies.

(iii) Reimbursement of reasonable out-of-pocket professional costs incurred for the preparation of any of his tax returns to be filed in the United States.

(iv) Membership in a health club, at the request of Kors.

(v) The Corporation shall provide Kors with an automobile and driver for transportation to and from the Corporation’s offices and for other business purposes. Such automobile shall be a Mercedes-Benz S-Class or an automobile at least substantially equivalent in price thereto.

(b) In addition to the foregoing, Kors acknowledges and agrees that the Corporation may apply for, and purchase, key-man life insurance covering Kors (the “Key-Man Insurance”). The Corporation shall own all rights in any such Key-Man Insurance policies and the proceeds thereof, and Kors shall not have any right, title or interest therein. Kors agrees to assist the Corporation, at the Corporation’s expense, in obtaining such Key-Man Insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by potential insurers.

(c) Anything to the contrary herein notwithstanding, in the event of the occurrence of a condition that may with the passage of time constitute a Permanent Disability (as defined below) of Kors, then the Corporation shall continue to pay to Kors his Base Salary and all other compensation and benefits owed to Kors hereunder until the termination of this Agreement as provided in Section 10 below, less any payments received by Kors from any disability insurance policy whose premiums are paid by the Corporation. For purposes of this Agreement, the term “Permanent Disability” shall mean any mental or physical condition that: (i) prevents Kors from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Kors and the Corporation (or, if Kors and the Corporation are unable to mutually agree on a physician, the Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve-month period; and such Permanent Disability shall be deemed to have occurred on the last day of such applicable six-month period.

6. Vacation; Meetings.

Kors shall be entitled to five weeks of vacation annually, and such additional vacation time as may be agreed to by any Chairman of the Board of the Corporation. Kors shall be entitled to additional time off for attendance at meetings, conventions and educational courses, as any Chairman or of the Board of the Corporation may from time to time allow.

7. Expenses; Indemnification.

(a) The Corporation shall reimburse Kors for the reasonable business expenses (including travel at the highest class of service available) incurred by Kors in the course of performing his duties for the Corporation, subject to Kors’ compliance with the policies and procedures for reimbursement generally in effect from time to time for senior officers of the Corporation.

(b) The Corporation and/or MKHL (as applicable) will indemnify Kors and hold him harmless to the maximum extent permitted by applicable law, against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Corporation or of any affiliate of the Corporation; provided, however, that in no event shall Kors be indemnified for acts taken by him in bad faith or in breach of his duty of loyalty to the Corporation or MKHL under applicable law. Notwithstanding the foregoing, Kors’ indemnification and hold harmless rights under this Section 7 shall in no event be less favorable in any respect than the terms of any indemnification and hold harmless rights provided by the Corporation and/or MKHL to any senior officer of the Corporation under an employment agreement, indemnification agreement or otherwise. The provisions of this subsection (b) shall survive the termination of this Agreement.

8. Confidentiality; Intellectual Property Rights.

(a) Kors acknowledges that his work for and with the Corporation and its affiliates will bring him into close contact with the confidential affairs of the Corporation and its affiliates, including, without limitation, confidential information and trade secrets concerning the Corporation’s and its affiliates’ working methods, processes, business and other plans, programs, designs, products, profit formulas, customer names, customer requirements and supplier names (collectively, “Confidential Information”). “Confidential Information” shall not include (i) information generally known to the public, (ii) information properly received by Kors outside his engagement with the Corporation (or any predecessor or affiliate of the Corporation) from any third party not affiliated with the Corporation (or any affiliate of the Corporation) and not under any duty to the Corporation not to disclose such information, and (iii) any materials, including designs and products created by Kors and which are otherwise “Confidential Information”, to the extent approved in writing by the Corporation, which approval shall not be unreasonably withheld. Kors acknowledges that such Confidential Information is reposed in him in trust and he shall, both during and for a period of three years after the Term (or such longer period as the Corporation may be bound to keep any such Confidential Information confidential pursuant to any agreement or otherwise), maintain such Confidential Information in confidence and, except as may be required under applicable law, neither disclose to others nor use such Confidential Information personally without written permission of the Corporation. Kors agrees, upon termination of this Agreement, to return to the Corporation all documents or recorded material of any type (including all copies thereof) which may be in his possession or under his control dealing with the Confidential Information.

(b) All trademarks, designs, copyrights and other intellectual property created by or at the direction of Kors in the course of his employment by the Corporation shall remain the property of, and be exclusively owned by, the Corporation without further act of either party. Kors shall, at the reasonable request of the Corporation, execute such documents as may be reasonably necessary to confirm or evidence the Corporation’s ownership of such property.

(c) The obligations of this Section 8 shall survive the termination of this Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which Kors, on the one hand, and the Corporation or any of its affiliates, on the other hand, are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the “structure or the tax aspects” (as that phrase is used in Section 1.6011-4T(a)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code) of such transactions.

9. Notices.

Any notice or request permitted or required hereunder shall be in writing deemed sufficient when delivered in person or mailed by certified mail, postage prepaid, or transmitted by facsimile, and addressed if to the Corporation or MKHL, c/o the Corporation at the

Corporation’s principal executive offices in New York, New York, Facsimile No.: (646) 354-4826, Attn: Chief Executive Officer, and if to Kors, to his home address on file with the Company, with copy to:

Patterson Belknap, Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036-6710

Attention: Peter J. Schaeffer, Esq.

Facsimile No.: (212) 336-2222

or to such other address as may be provided by such notice.

10. No Termination.

(a) The Corporation may not terminate the Agreement and Kors’ employment hereunder for any reason other than Cause (as defined below). It is expressly understood that Kors is to be employed hereunder until he dies or becomes Permanently Disabled (in which case this Agreement shall immediately terminate and the Corporation shall only be liable to promptly pay to Kors or his estate (as applicable) the Accrued Obligations and Pro Rata Bonus Payment (each as defined below)); provided, however, that Kors has not been terminated for Cause as aforesaid. In the event that the Corporation materially breaches its obligations hereunder, including, without limitation, the Corporation’s obligations to make payments pursuant to Section 4 hereof then upon thirty (30) days notice to the Corporation (which notice shall describe the Corporation’s breach in reasonable detail), unless the Corporation (i) cures such breach within such thirty (30)-day period (or, if the breach cannot reasonably be cured within such thirty (30)-day period, initiates all possible action that substantially cures the breach within such thirty (30)-day period) to Kors’ reasonable satisfaction (which curative action, at a minimum, places Kors in a no less favorable economic and financial position than he would have been in had the breach not occurred) and (ii) provides evidence satisfactory to Kors that the Corporation has done so, Kors may terminate his employment under this Agreement and in such event shall be relieved of all his further obligations hereunder and entitled to exercise any rights and remedies he may have at law or in equity with respect to such material breach. In the event of such termination due to breach by the Corporation, the Corporation shall, in addition and not in limitation to any other rights and remedies Kors may have hereunder, at law or in equity, (A) promptly pay Kors any Base Salary earned but not yet paid prior to the date of termination, and reimburse Kors for any expenses pursuant to Section 7(a) (collectively, the “Accrued Obligations”) and (B) at the time the Bonus Payment would otherwise be payable under Section 4(a) with respect to the fiscal year of the Corporation in which such termination occurs, pay Kors the pro rated Bonus Payment specified in Section 4(a) that would otherwise have been payable to Kors in respect of such fiscal year (the “Pro Rata Bonus Payment”).

“Cause” shall mean: (i) the material breach by Kors of any material provision contained in this Agreement (including, without limitation, the provisions set forth in Section 3 hereof), which breach continues without the cure thereof by Kors for a period of thirty (30) days following written notice thereof from the Corporation to Kors (which notice shall describe Kors’ breach in reasonable detail); (ii) the conviction of Kors for fraudulent or criminal conduct adversely affecting the Corporation; (iii) the commission by Kors of any willful, reckless, or grossly negligent act which has a material adverse effect on the Corporation or its products, trademarks or goodwill (including, without limitation, the reputation thereof).

(b) If Kors shall terminate his employment under this Agreement without the consent of the Corporation other than by reason of Kors’ death, Permanent Disability or pursuant to the third sentence of Section 10(a) of this Agreement, the obligations of the Corporation, other than for the Accrued Obligations, shall cease and, subject to Section 11, the parties hereto shall be relieved of all further obligations hereunder.

(c) If Kors’ employment is terminated by the Corporation for Cause, (i) MKHL shall have the option to purchase all of the ordinary shares and/or other equity interests of MKHL held directly or indirectly by Kors for their book value as of the last day of the calendar month immediately preceding such termination, as determined by MKHL’s independent auditors in accordance with U.S. generally accepted accounting principles, consistently applied, and (ii) other than for the Accrued Obligations, the Corporation shall be relieved of all further obligations hereunder. If the Corporation makes the election to purchase all the ordinary shares and/or other equity interests pursuant to this Section 10(c), it shall provide a written notice to Kors of such election within thirty (30) days of such termination, the closing for such purchase shall occur as promptly as practicable but in no event more than thirty (30) days following such notice and the purchase price shall be paid in cash in a single lump sum at such closing.

11. Kors Non-Competition. If Kors shall have terminated this Agreement pursuant to Section 10(b), for the remainder of Kors’ lifetime, (i) Kors agrees to serve as an independent and exclusive design consultant to the Corporation for a fee of $1,000,000 per year, payable monthly in arrears in equal installments with such duties as shall be mutually agreed in good faith at such time, and (ii) in consideration thereof, Kors shall not, without the written consent of the Board, engage anywhere in the world where the Corporation or any other member of the MK Group is doing business, directly or indirectly, as a designer, consultant, officer, director, employee, agent, proprietor, partner or shareholder in any business (other than on behalf of the Corporation or any other member of the MK Group) which engages in activities in competition with the Corporation or any other member of the MK Group to the extent those activities were carried on by the Corporation or any other member of the MK Group during the Term; provided, however, that the Corporation may terminate such consulting arrangement and cease making such payments at any time, in which event Kors’ obligations to serve as a consultant to the Corporation and to comply with such non-competition restrictions shall immediately terminate. Notwithstanding the foregoing, at any time, Kors may own up to 5% of the common stock or other securities of any public corporation and may have an interest as a limited partner in any partnership provided he provides no services or advice of any kind to any such corporation or partnership.

12. Other Lines of Business; Transfer or Encumbrance of Marks. The Corporation and its subsidiaries shall not enter into any new line of business without the consent of Kors if Kors shall reasonably determine that such line of business is detrimental to the Marks.

13. Miscellaneous. This Agreement (i) constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior agreements, (ii) may not be assigned by Kors without the prior written consent of the Corporation, but shall be binding upon and inure to the benefit of Kors’ heirs, legal representatives and permitted assigns (without limiting the generality of the foregoing, the provisions of Sections 4 and 7 hereof specifically shall inure to the benefit of such heirs, legal representatives, successors and permitted assigns), (iii) may be assigned by the Corporation in connection with any transfer of all or a substantial portion of the Corporation’s assets and shall be binding upon, and inure to the benefit of, the Corporation’s successors and assigns, and (iv) may not be amended, modified or supplemented except by a writing signed by each party.

14. Arbitration. All disputes arising under this Agreement including but not limited to any claim for specific performance under Section 15 of this Agreement shall be submitted to binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association of the City of New York. Any arbitration proceeding shall be conducted in New York, New York before a single arbitrator or, if requested by either party, by a panel of three arbitrators.

15. Specific Enforcement. In addition to any remedies available to the parties at law, the parties each acknowledge that they would be irreparably damaged and there would be no adequate remedy at law for breach of either’s obligations hereunder and, accordingly, this Agreement is to be specifically enforced if not performed according to its terms.

16. Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.

17. Governing Law. This Agreement shall be construed and governed in all respects under the laws of the State of New York (without reference to such State’s conflict of law rules).

18. Headings. Headings in this Agreement are for convenience of reference only and shall not define, limit or interpret the contents hereof.

19. Code Section 409A.

(a) It is the intention of the parties hereto that, to the extent any amounts or benefits payable under or otherwise with respect to this Agreement constitute nonqualified deferred compensation that is or may be subject to Section 409A of the Code and the treasury regulations or other official pronouncements thereunder (herein, collectively, “Section 409A”), the provisions of this Agreement shall be interpreted and administered in a manner (which may, as appropriate, include amendments to this Agreement) that will enable such amounts or benefits to satisfy the requirements of Section 409A (either pursuant to qualifying for an exemption from coverage under Section 409A or satisfying the substantive provisions for compliance with such section).

(b) For purposes of any reimbursement of expenses due to Kors or the provision of in-kind benefits with respect to Kors (including, without limitation, pursuant to Section 7 above), such reimbursements shall be made in a manner consistent with Code Section 409A, including Treasury Regulation Section 1.409A-3(i)(1)(iv). In that regard (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) the reimbursement of eligible expenses shall be made on or before the end of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) In the event that any amount or benefit payable under or otherwise with respect to this Agreement is conditioned on Kors’ termination of employment and such amount or benefit is not otherwise exempt from Section 409A, such termination of employment shall mean a “separation from service” within the meaning of Section 409A. In addition, if any such payment is conditioned on a separation from service by Kors and Kors shall then be a “specified employee” (as defined in Treasury Regulation section 1.409A-1(i)), then, to the extent necessary to avoid a violation of Section 409A, the portion of any such payment that would otherwise be paid within the six-month period immediately following Kors’ separation from service shall instead be deferred and paid in a single sum on the first day following the end of such six-month period.

IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

MICHAEL KORS (USA), INC.

By:	/s/ John D. Idol
Name: John D. Idol Title: Chairman and Chief Executive Officer

MICHAEL KORS HOLDINGS LIMITED

By:	/s/ John D. Idol
Name: John D. Idol Title: Chairman and Chief Executive Officer

/s/ Michael D. Kors
Michael D. Kors